TENDER SUPPORT AGREEMENT

This TENDER SUPPORT AGREEMENT (this “Agreement”), dated as of July 11, 2016, is by and between Del Taco Restaurants, Inc., a Delaware corporation (the “Company”), and each of the holders of Warrants (as defined below) described on Schedule I (the “Warrantholder” and together the “Warrantholders”).

WHEREAS, the Company is making an offer, upon the terms and conditions set forth in its Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal (which together constitute the “Offer”) which will be filed on the date hereof with the Securities and Exchange Commission (“SEC”), to all holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $11.50 per Share (the “Warrants”), to exchange during the Offer Period (as defined in the Offer Letter) 0.2780 Shares for every Warrant tendered, up to a maximum of 6,750,000 Warrants;

WHEREAS, as of the date of this Agreement, each Warrantholder is the beneficial owner of the Warrants set forth opposite its name on Schedule I to this Agreement (the “Currently Owned Warrants”); and

WHEREAS, as a condition to the Company’s willingness to conduct the Offer, the Company has required that each Warrantholder agree, and each Warrantholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth in this Agreement, including, without limitation, to validly tender in the Offer that the number of Currently Owned Warrants set forth opposite its name on Schedule I to this Agreement (the “Tendered Warrants”) (and not withdraw from the Offer any such Tendered Warrants).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party to this Agreement, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Agreement to Tender.

(a)Each Warrantholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, such Warrantholder shall tender the Tendered Warrants beneficially owned by such Warrantholder pursuant to the Offer. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any day on which national banks in New York, New York are not open for business.

(b)Each Warrantholder agrees that once Tendered Warrants are tendered into the Offer, without the prior written consent of the Company in its sole discretion, it shall not, and shall not be permitted to, withdraw or cause to be withdrawn the tender of such Tendered Warrants unless the Offer shall have been terminated.

(c)No Warrantholder shall be responsible for any breach of this Agreement by any other Warrantholder.

2.Representations and Warranties. Each Warrantholder hereby represents and warrants to the Company as follows:
2.1    Power; Due Authorization; Binding Agreement. Such Warrantholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Warrantholder and constitutes a valid and binding agreement of such Warrantholder, enforceable against such Warrantholder in accordance with its terms.

2.2    Ownership of Warrants. Such Warrantholder’s Tendered Warrants are beneficially owned and owned of record by such Warrantholder. Such Warrantholder has good and valid title to the Tendered Warrants, free and clear of any liens, claims or encumbrances that would prevent such Warrantholder from tendering the Tendered Warrants in accordance with this Agreement or complying with its other obligations under this Agreement. Such Warrantholder has and will have at all times through the Offer Period sole voting and dispositive power with respect to all of the Tendered Warrants and will be entitled to vote and dispose of all of the Tendered Warrants.

2.3    No Conflicts. The execution and delivery of this Agreement by such Warrantholder does not, and the performance of the terms of this Agreement by such Warrantholder will not, (a) require such Warrantholder to obtain the consent or approval of, or make any filing with or notification to, any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing (each a “Governmental Entity”) (other than filing an amendment to a Schedule 13D or the filing of other documents with the Securities and Exchange Commission or regulatory bodies of foreign jurisdictions), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Warrantholder or its properties and assets, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Warrantholder or pursuant to which any of its properties or assets are bound or (d) violate any other agreement to which such Warrantholder is a party, including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust, except in each case for such consents, approvals, filings, conflicts or violations as would not prevent, impede or delay the performance by such Warrantholder of its obligations hereunder. The Tendered Warrants are not, with respect to the voting or transfer of such Tendered Warrants, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

2.4    Absence of Litigation. As of the date of this Agreement, there is no action pending or, to the knowledge of such Warrantholder, threatened against or affecting such Warrantholder and/or any of its affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Warrantholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

2.5    Acknowledgment. Such Warrantholder understands and acknowledges that the Company is conducting the Offer in reliance upon such Warrantholder’s execution, delivery and performance of this Agreement.

3.Certain Covenants of the Warrantholders. Each Warrantholder hereby covenants and agrees with the Company as follows:

3.1    Restriction on Transfer. Until the termination of this Agreement in accordance with its terms, except for any action contemplated by Section 1, such Warrantholder shall not, directly or indirectly, either voluntarily or involuntarily, (a) sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, or limitation on the voting rights of, any of the Tendered Warrants (any such action, a “Transfer”) (provided that the Warrantholder may (i) exercise any of its Tendered Warrants in accordance with the terms thereof, and (ii) sell, transfer, assign or otherwise dispose of any Tendered Warrants to any affiliate of such Warrantholder so long as, prior to effecting any such transaction, such affiliate has agreed to become a party hereto as a “Warrantholder” and bound by all of the obligations applicable to a “Warrantholder” hereunder), (b) take any action that would cause any representation or warranty of such Warrantholder contained in this Agreement to become untrue or incorrect or have the effect of preventing or disabling such Warrantholder from performing its obligations under this Agreement, or (c) commit or agree to take any of the foregoing actions.

3.2    Documentation and Information. Such Warrantholder (a) consents to and authorizes the publication and disclosure by the Company of its identity and holding of the Tendered Warrants, and the nature of such Warrantholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Letter, or any other disclosure document required in connection with the Offer, and (b) agrees as promptly as practicable to give to the Company any information related to the foregoing that the Company may reasonably require for any such disclosure documents. Such Warrantholder agrees to notify the Company as promptly as practicable of any required corrections with respect to any information supplied by it specifically for use in any such disclosure document, if and to the extent such Warrantholder becomes aware that any such information shall have become false or misleading in any material respect.

3.3    Further Assurances. From time to time, at the request of the Company and without further consideration, such Warrantholder shall execute and deliver such additional documents and take all such further reasonable action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

4.Indemnification and Expenses.

(a)The Company hereby agrees to hold harmless and indemnify each Warrantholder and each Warrantholder’s officers, managers, members, trustees, employees, agents, attorneys and successors and assigns of each of the foregoing in their capacity of such relationship to the Warrantholder (collectively, “Indemnitees”) to the fullest extent authorized or permitted by applicable law against any and all damages, costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the Warrantholder’s entry into, or performance under, this Agreement.

(b)Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit, proceeding, or investigation described in Section 4(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but any delay in notifying the Company will not relieve the Company from any liability hereunder except to the extent the delay materially prejudices the Company in the defense thereof. The Company may at its election assume the defense of the action, suit, proceeding, or investigation following notice from the Company to the Indemnitee of the Company’s assumption of the defense thereof, and the Company will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred directly by the Indemnitee in connection with the defense thereof. In such event, the Indemnitee shall have the right to employ counsel in the action, suit, proceeding, or investigation but the fees and expenses of counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company in writing, (ii) there is a conflict of interest between the Company and the Indemnitee relating to the defense of the action, suit, proceeding, or investigation or (iii) the Company shall not in fact have employed counsel to assume the defense of the action, suit, proceeding, or investigation, in each of which cases the fees and expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Warrantholder shall use a single counsel (together with any required local counsel) unless there is a conflict of interest between such Indemnitees relating to the defense of the action, suit, proceeding, or investigation.

(c)The Company shall not be required to indemnify any Indemnitee pursuant hereto if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (f) below).

(d)The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would contain any admission of wrongdoing or would impose any expense, payment, penalty or limitation on an Indemnitee without the applicable Warrantholders’ written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of the Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(e)The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(f)If the indemnification provided hereby is unavailable with respect to an Indemnitee by reason of a court decision that it would be unlawful, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(g)In addition to and without limiting the rights of each Warrantholder and other Indemnitees pursuant to the above provisions of Section 4, the Company will promptly pay or reimburse, upon submission, the Warrantholders’ reasonable attorney’s fees and expenses pertaining to this Agreement, in an amount not to exceed $35,000 in the aggregate for all Warrantholders. The Warrantholders will not be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

5.Miscellaneous.

5.1    Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Offer, without any Warrants being accepted for exchange thereunder, (ii) the date of any modification, waiver, change or amendment of the Offer after the date hereof that results in a (A) decrease in the number of Shares issuable upon exchange of each Warrant, or (B) change in the form of consideration to be paid in the Offer, or (iii) August 31, 2016 if, on or prior to such date, the Offer has not been consummated.

5.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that no such termination shall (i) relieve any party from any liability for any breach of this Agreement occurring prior to such termination or (ii) impair the indemnification and expense provisions of Section 4, and Section 4 shall survive the termination of this Agreement in its entirety and shall remain of full force and effect.

5.3    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.4    Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

5.5    Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery):

If to the Company:

Del Taco Restaurants, Inc.
25521 Commercentre Drive
Lake Forest, CA 92630
Fax: (949) 616-5002
Attn: Legal Department

If to a Warrantholder:

The address specified on Schedule I

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5:00 p.m., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

5.6    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)Each of the parties to this Agreement (i) irrevocably submit itself to the personal jurisdiction of the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware). The parties to this Agreement agree that a final judgment in any action or proceeding brought shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c)EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7    Specific Performance. The parties agree that irreparable damage would occur and that the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Warrantholders in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which it is entitled at law or in equity. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

5.8    No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 5.9 provided that receipt of copies of such counterparts is confirmed.

5.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DEL TACO RESTAURANTS, INC.

By:	/s/ Steven L. Brake
Name:	Steven L. Brake
Title:	Executive Vice President and Chief Financial Officer

LEVY FAMILY PARTNERS, LLC By: LFP Management, LLC Its: Manager

By:	/s/ Ari B. Levy
Name:	Ari B. Levy
Title:	Manager

ARI LEVY 2003 INVESTMENT TRUST

By:	/s/ Claire P. Murphy
Name:	Claire P. Murphy
Title:	Trustee

PW ACQUISITIONS, LP
By: PW PARTNERS ATLAS FUNDS, LLC Its: General Partner
By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Chief Executive Officer and Managing Member

R.J. INVESTMENT TRUST

By:	/s/ Lawrence B. Swibel
Name:	Lawrence B. Swibel
Title:	Trustee

[Signature Page to Tender Support Agreement]

Schedule I

Name and Address of Warrantholder	Number of Currently Owned Warrants	Number of Tendered Warrants
Levy Family Partners, LLC 444 N. Michigan Ave, Ste 3500 Chicago, IL 60611	1,769,652	665,000
Ari Levy 2003 Investment Trust 444 N. Michigan Ave, Ste 3500 Chicago, IL 60611	1,792,095	670,300
PW Acquisitions, LP 141 W. Jackson Blvd. Chicago, IL 60604	600,000	164,000
R.J. Investment Trust c/o Fox Swibel Levin & Carroll, LLP 200 W Madison St #3000 Chicago, IL 60606	2,500	700